Ex. 99.1

ShotSpotter Reports Fourth Quarter and Full Year 2021 Financial Results

Company Increases Full Year 2022 Revenue Guidance Range to $81 Million to $83 Million, Representing 41% Growth at the Midpoint Compared to Full Year 2021

FREMONT, CA – February 22, 2022 – ShotSpotter, Inc. (NASDAQ: SSTI), a leader in precision policing technology solutions that enable law enforcement to respond to, investigate and deter crime, today reported financial results for the fourth quarter and year ended December 31, 2021.

Fourth Quarter 2021 Financial and Operational Highlights

•
Revenues increased 10% to $14.0 million from $12.6 million for the same quarter of 2020.
•
Gross profit was $7.5 million (54% of revenues), as compared to $7.5 million (59% of revenues) for the same quarter of 2020.
•
GAAP net loss totaled $3.3 million, compared to GAAP net loss of $220,000 for the same quarter of 2020.
•
Adjusted EBITDA1 was $1.9 million (13% of revenues), compared to $3.1 million (25% of revenues) for the same quarter of 2020.
•
Went “live” with ShotSpotter Respond in one new city and one new Security customer and had seven expansions in current customer cities.
•
Maintained a strong balance sheet with $15.6 million in cash and cash equivalents and $20.0 million available on the company’s line of credit at the end of the quarter.

1 See the section below titled “Non-GAAP Financial Measures and Key Business Metrics” for more information about Adjusted EBITDA and its reconciliation to GAAP net (loss) income.

Full Year 2021 Financial and Operational Highlights

•
Revenues increased 27% to $58.2 million from $45.7 million in 2020.
•
Gross profit increased 21% to $32.5 million (56% of revenues) from $27.0 million (59% of revenues) in 2020.
•
GAAP net loss was $4.4 million, compared to GAAP net income of $1.2 million in 2020.
•
Adjusted EBITDA totaled $10.4 million (18% of revenues), compared to $11.9 million (26% of revenues) in 2020.
•
Went “live” with 101 new square miles of ShotSpotter Respond coverage, bringing the total live miles over 880 miles with approximately 910 miles under contract as of December 31, 2021.
•
Revenue retention rate of 125%, an improvement from 107% in 2020. Sales and marketing spend per $1.00 of new annualized contract revenue was $0.37, an improvement from $0.51 in 2020. Net Promoter Score was 59.2
•
After the quarter end, the company amended and extended its CrimeCenter contract for providing professional services, maintenance and support revenue to the New York City Police Department, now representing over $16 million dollars in revenue for 2022.
•
Acquired Forensic Logic, a leading provider of cloud-based data services, subsequent to the end of the year for $5 million in cash and $15 million in stock.

2 See the section below titled “Non-GAAP Financial Measures and Key Business Metrics” for more information about revenue retention rate.

Financial Outlook

The company increases its full year 2022 revenue guidance to $81.0 million to $83.0 million (previously $71.0 million to $73.0 million issued on November 9, 2021), representing approximately 41% year-over-year growth at the midpoint compared to 2021. Management expects adjusted EBITDA to be approximately 15% to 20% of forecasted revenue in 2022.

The company’s financial outlook statements are based on current expectations. The preceding statements are forward-looking, and actual results could differ materially depending on market conditions and the factors set forth under “Safe Harbor Statement” below.

Management Commentary

“The fourth quarter marked a solid finish to another successful year in which we expanded our platform, customer base and total addressable market,” said ShotSpotter CEO Ralph Clark. “Financially, we generated 27% topline growth, while maintaining a solid adjusted EBITDA margin. While we anticipated securing a contract amendment in November related to services provided to the New York City Police Department for our professional services, maintenance and support, the execution of the amendment to the contract was delayed. I am pleased to report that we signed the agreement in January and were able to recognize the revenue in January in accordance with the contract and services that we provided in November and December, which will positively affect our Q1 2022 financial results. Our ongoing retention success initiatives and focus on Net Promoter Score enabled us to realize a 125% revenue retention rate for the year while reducing our sales and marketing spend per dollar of new annualized contract value to $0.37. We believe these strong metrics demonstrate the stickiness of our solutions, consistent with our strong NPS amongst law enforcement executives.

“We entered 2022 with significant operating momentum and a robust pipeline of business, reflected by over $63 million of organic ARR. Additionally, our strategic tuck-in acquisition of Forensic Logic, a leading provider of cloud-based data services to U.S. law enforcement and public safety, which closed in early January 2022, increased our total addressable market by what we estimate to be approximately $500 million and added another $6 million of ARR, resulting in a total enterprise ARR of more than $69 million for 2022. More broadly, we believe our business is benefiting from a robust funding environment driven by direct federal funding to cities through the $350 billion American Rescue Plan, a return to Congressional earmarks and a public endorsement of gunshot detection from the current administration. This favorable backdrop and pipeline of business, coupled with our increasing cross-selling momentum gives us confidence to increase our revenue outlook for 2022 to $81.0 million to $83.0 million, representing approximately 41% year-over-year growth, at the midpoint.”

See the section below titled “Non-GAAP Financial Measures and Key Business Metrics” for more information about sales and marketing spend per dollar of new annualized contract revenue.

Fourth Quarter 2021 Financial Results

Revenues increased 10% to $14.0 million from $12.6 million for the same quarter of 2020. The increase in revenues reflects an increase in new live miles and customer expansions as well as contribution from LEEDS work with NYPD.

Gross profit for the fourth quarter of 2021 was $7.5 million (54% of revenues), compared to $7.5 million (59% of revenues) for the same period in 2020. The decrease in gross profit margin as a percentage of revenues was primarily due to the lower gross margin from LEEDS, which is expected to improve in 2022.

Total operating expenses for the fourth quarter of 2021 were $10.7 million, compared to $7.7 million for the same period in 2020. The increase in operating expenses was primarily due to increased legal fees, personnel-related costs, and increasing the adjustment in our expected payout to the sellers of LEEDS (related to the earnout) by $1.3 million as a result of the execution of the contract amendment referenced above in January 2022, and costs associated with the Forensic Logic acquisition that closed in early January 2022. Based on expected revenue growth from our contract renewal, LEEDS-related revenue is currently expected to be greater than $16 million in 2022.

Net loss totaled $3.3 million or $(0.28) per basic and diluted share (based on 11.7 million basic and diluted weighted average shares outstanding), compared to a net loss of $220,000, or $(0.02) per basic and diluted share (based on 11.5 million basic and diluted weighted average shares outstanding), for the same period in 2020.

Adjusted EBITDA for the fourth quarter of 2021 totaled $1.9 million, compared to $3.1 million in the same period last year, for the reasons noted above.

Full Year 2021 Financial Results

Revenues in 2021 increased 27% to $58.2 million from $45.7 million in 2020. The increase in revenues reflects a year-over year increase in new live miles, customer renewals, and contribution from the company’s LEEDS acquisition, which was completed on November 24, 2020.

Gross profit in 2021 increased 21% to $32.5 million (56% of revenues) from $27.0 million (59% of revenues) in 2020. The decrease in gross profit margin percentage was primarily due to the lower gross margin from LEEDS, which is expected to improve in 2022.

Total operating expenses in 2021 increased 42% to $36.6 million from $25.7 million in 2020. The increase in operating expenses was primarily due to increased legal fees, strategic communications costs, personnel-related costs and increasing the adjustment in our expected payout to the sellers of LEEDS (related to the earnout) by $1.3 million as a result of the execution of the contract amendment in January 2022 referenced above, and costs associated with the Forensic Logic acquisition that closed in early January 2022.

Net loss totaled $4.4 million or $(0.38) per basic and diluted share (based on 11.6 million basic and diluted weighted average shares outstanding), compared to net income of $1.2 million or $0.11 per basic and $0.10 per diluted share (based on 11.4 million basic and 11.7 million diluted weighted average shares outstanding) in 2020.

Adjusted EBITDA for 2021 totaled $10.4 million compared to $11.9 million in 2020.

Conference Call

ShotSpotter will hold a conference call today (February 22, 2022) at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time) to discuss these results and provide an update on business conditions.

ShotSpotter management will host the presentation, followed by a question-and-answer period.

U.S. dial-in: 1-855-327-6838

International dial-in: 1-604-235-2082

Conference ID: 10017887

A live audio webcast of the conference call will be available in listen-only mode simultaneously and available for replay here and via the investor relations section of the company’s website at www.shotspotter.com.

Please call the conference telephone number five minutes prior to the start time. An operator will register your name and organization.

A replay of the call will be available after 7:30 p.m. Eastern time on the same day through March 22, 2022.

U.S. replay dial-in: 1-844-512-2921

International replay dial-in: 1-412-317-6671

Replay ID: 10017887

Non-GAAP Financial Measures and Key Business Metrics

Adjusted net (loss) income: Adjusted net (loss) income, a non-GAAP financial measure, represents the company’s net income or loss before acquisition-related expenses.

Adjusted EBITDA: Adjusted EBITDA, a non-GAAP financial measure, represents the company’s net (loss) income before interest (income) expense, income taxes, depreciation, amortization and impairment, stock-based compensation expense and acquisition-related expenses, including contingent liability increases related to any earnout consideration. Adjusted EBITDA is a measure used by management internally to understand and evaluate the company’s core operating performance and trends across accounting periods and in connection with developing future operating plans, making strategic decisions regarding the allocation of capital and considering initiatives focused on cultivating new markets for our solutions. In particular, the exclusion of these expenses in calculating adjusted EBITDA facilitates comparisons of the company’s operating performance on a period-to-period basis.

ShotSpotter believes adjusted net (loss) income and adjusted EBITDA also provide useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and board of directors. For example, ShotSpotter adjusts EBITDA for stock-based compensation expense and acquisition-related expenses because such expenses often vary for reasons that are generally unrelated to financial and operational performance in a particular period. Stock-based compensation is utilized by ShotSpotter to attract and retain employees with a goal of long-term retention and the alignment of employee interests with those of the company and its stockholders, rather than to address operational performance for any particular period’s financial performance measures, in particular net (loss) income, or our other GAAP financial results.

The following table presents a reconciliation of adjusted net (loss) income to GAAP net (loss) income, the most directly comparable GAAP measure, for each of the periods indicated (in thousands, except share and per share data):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020
	(unaudited)		(unaudited)
GAAP net (loss) income	$(3,311)	$(220)	$(4,431)	$1,225
Less:
Acquisition related expenses	544	638	709	638
Contingent consideration earnout	1,330	—	1,330	—
Adjusted net (loss) income	$(1,437)	$418	$(2,392)	$1,863
Adjusted net (loss) income per share, basic	$(0.12)	$0.04	$(0.21)	$0.16
Adjusted net (loss) income per share, diluted	$(0.12)	$0.04	$(0.21)	$0.16
Weighted average shares used in computing adjusted net (loss) income per share, basic	11,686,539	11,482,907	11,647,558	11,408,757
Weighted average shares used in computing adjusted net (loss) income per share, diluted	11,686,539	11,794,694	11,647,558	11,730,294

The following table presents a reconciliation of adjusted EBITDA to GAAP net (loss) income, the most directly comparable GAAP measure, for each of the periods indicated (in thousands):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020
	(unaudited)		(unaudited)
GAAP net (loss) income	$(3,311)	$(220)	$(4,431)	$1,225
Less:
Interest income	(10)	(12)	(38)	(113)
Income taxes	7	(89)	56	(90)
Depreciation and amortization	1,755	1,613	6,852	5,820
Stock-based compensation expense	1,550	1,216	5,872	4,462
Acquisition related expenses	544	638	709	638
Contingent consideration earnout	1,330	—	1,330	—
Adjusted EBITDA	$1,865	$3,146	$10,350	$11,942

Annual recurring revenue (ARR): We calculate our ARR for a year based on the expected GAAP revenue for the year from contracts that are in effect on January 1st of such year, assuming all such contracts that are due for renewal during the year renew as expected on or near their renewal date, and including contracts executed during the year after January 1st, but for which GAAP revenue recognition starts January 1st of the year.

Revenue retention rate: We calculate our revenue retention rate for each year by dividing the (a) total revenues for such year from those customers who were customers during the corresponding prior year by (b) the total revenues from all customers in the corresponding prior year. For the purposes of calculating our revenue retention rate, we count as customers all entities with which we had contracts in the applicable year. Revenue retention rate for any given period does not include revenues attributable to customers first acquired during such period. We focus on our revenue retention rate because we believe that this metric provides insight into revenues related to and retention of existing customers. If our revenue retention rate for a year exceeds 100%, this indicates a low churn and means that the revenues retained during the year, including from customer expansions, more than offset the revenues that we lost from customers that did not renew their contracts during the year.

Sales and marketing spend per $1.00 of new annualized contract value: We calculate sales and marketing spend annually as the total sales and marketing expense during a year divided by the first 12 months of contract value for contracts entered into during the same year. We use this metric to measure the efficiency of our sales and marketing efforts in acquiring customers, renewing customer contracts and expanding their coverage areas.

Safe Harbor Statement

This press release contains "forward-looking statements" within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to statements regarding estimated revenue and Adjusted EBITDA for 2022, operating momentum and sales pipeline, total addressable market, expected changes in gross margin, and the funding environment for the company’s products. Words such as "expect," "anticipate," "should," "believe," "target," "project," "goals," "estimate," "potential," "predict," "may," "will," "could," "intend," variations of these terms or the negative of these terms and similar expressions are intended to identify these forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond the company’s control. The company’s actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to: the company’s ability to successfully negotiate and execute contracts with new and existing customers in a timely manner, if at all; the company’s ability to address the business and other impacts and uncertainties associated with the COVID-19 pandemic; the company’s ability to maintain and increase sales, including sales of the company’s newer product lines; the availability of funding for the company’s customers to purchase the company’s solutions; the complexity, expense and time associated with contracting with government entities; the company’s ability to maintain and expand coverage of existing public safety customer accounts and further penetrate the public safety market; the company’s ability to sell its solutions into international and other new markets; the lengthy sales cycle for the company’s solutions; changes in federal funding available to support local law enforcement; the company’s ability to deploy and deliver its solutions; the potential effects of negative publicity; and the company’s ability to maintain and enhance its brand, as well as other risk factors included in the company’s most recent quarterly report on Form 10-Q and other SEC filings. These forward-looking statements are made as of the date of this press release and are based on current expectations, estimates, forecasts and projections as well as the beliefs and assumptions of management. Except as required by law, the company undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in its expectations.

About ShotSpotter, Inc.

ShotSpotter (NASDAQ: SSTI) is a leader in precision policing technology solutions that enable law enforcement to more effectively respond to, investigate and deter crime. The company's products are trusted by more than 120 U.S. cities to help make their communities safer. The company's platform includes its flagship product, ShotSpotter Respond™, the leading gunshot detection, location, and forensic system, and ShotSpotter Connect™, patrol management software to dynamically direct patrol resources to areas of greatest risk and more effectively deter crime. ShotSpotter Investigate™ is an investigative case management solution that helps detectives connect the dots and share information more effectively to improve case clearance rates. ShotSpotter also serves the corporate and college security markets and has been designated a Great Place to Work® Company.

Company Contact:

Alan Stewart, CFO

ShotSpotter, Inc.

+1 (510) 794-3100

astewart@shotspotter.com

Investor Relations Contact:

Matt Glover

Gateway Group, Inc.

+1 (949) 574-3860

SSTI@gatewayir.com

ShotSpotter, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except share and per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
	(Unaudited)		(Unaudited)
Revenues	$13,971	$12,649	$58,155	$45,734
Costs
Cost of revenues	6,474	5,085	25,611	18,525
Impairment of property and equipment	—	73	25	234
Total costs	6,474	5,158	25,636	18,759
Gross profit	7,497	7,491	32,519	26,975

Operating expenses
Sales and marketing	3,598	3,091	15,479	10,328
Research and development	1,879	1,510	7,035	5,614
General and administrative	5,174	3,113	14,074	9,740
Total operating expenses	10,651	7,714	36,588	25,682
Operating (loss) income	(3,154)	(223)	(4,069)	1,293
Other income (expense), net
Interest income (expense), net	10	12	38	113
Other expense, net	(160)	(98)	(344)	(271)
Total other income (expense), net	(150)	(86)	(306)	(158)
(Loss) income before income taxes	(3,304)	(309)	(4,375)	1,135
Provision (benefit) for income taxes	7	(89)	56	(90)
Net (loss) income	$(3,311)	$(220)	$(4,431)	$1,225
Net (loss) income per share, basic	$(0.28)	$(0.02)	$(0.38)	$0.11
Net (loss) income per share, diluted	$(0.28)	$(0.02)	$(0.38)	$0.10
Weighted average shares used in computing adjusted net (loss) income per share, basic	11,686,539	11,482,907	11,647,558	11,408,757
Weighted average shares used in computing adjusted net (loss) income per share, diluted	11,686,539	11,482,907	11,647,558	11,730,294

ShotSpotter, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	December 31,
	2021	2020
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$15,636	$16,043
Accounts receivable and contract asset	16,134	12,921
Prepaid expenses and other current assets	2,504	2,172
Total current assets	34,274	31,136
Property and equipment, net	17,409	15,346
Operating lease right-of-use assets	2,323	882
Goodwill	2,816	2,811
Intangible assets, net	13,564	14,540
Other assets	1,918	1,605
Total assets	$72,304	$66,320
Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$1,587	$1,192
Deferred revenue, short-term	26,235	24,174
Accrued expenses and other current liabilities	6,680	5,613
Total current liabilities	34,502	30,979
Deferred revenue, long-term	474	405
Other liabilities	3,513	631
Total liabilities	38,489	32,015
Stockholders' equity
Common stock	58	58
Additional paid-in capital	132,780	128,771
Accumulated deficit	(98,785)	(94,354)
Accumulated other comprehensive loss	(238)	(170)
Total stockholders' equity	33,815	34,305
Total liabilities and stockholders' equity	$72,304	$66,320